CUSIP No.	512815-10-1	13G	Page	9	of	9 Pages
EXHIBIT 1
The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this Schedule 13G is filed on his or its behalf.
Dated: February 10, 2010.

The Reilly Family Limited Partnership

By: Name:	/s/ Kevin P. Reilly, Jr. Kevin P. Reilly, Jr.
Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.

Kevin P. Reilly, Jr.